Exhibit 99

CEL-SCI CORPORATION

Common Stock

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus relates to shares (the "Shares") of common stock (the "Common Stock") of CEL-SCI Corporation which may be issued pursuant to certain employee compensation plans adopted by CEL-SCI. The employee compensation plans provide for the grant, to selected employees of CEL-SCI and other persons, of either shares of CEL-SCI’s common stock or options to purchase shares of CEL-SCI’s common stock. Persons who received Shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

CEL-SCI has Incentive Stock Option Plans, Non-Qualified Stock Option Plans, Stock Bonus Plans, Stock Compensation Plans and a 2014 Incentive Stock Bonus Plan. In some cases these plans are collectively referred to as the "Plans". The terms and conditions of any stock grants and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and any particular agreements between CEL-SCI and the Plan participants.

The Selling Shareholders may offer the shares from time to time in negotiated transactions through the NYSE American Exchange, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by CEL-SCI. CEL-SCI has agreed to bear all expenses of registering the Shares with the Securities and Exchange Commission (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders).

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, need for additional capital and need for FDA approval. See the “Risk Factors” section of this prospectus, beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April __, 2020.

AVAILABLE INFORMATION

CEL-SCI is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning CEL-SCI can be inspected and copied at the Commission's office at 100 F Street, NE, Washington, D.C. 20549. Certain information concerning CEL-SCI is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which CEL-SCI has filed with the Commission under the Securities Act and to which reference is hereby made.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the Commission by CEL-SCI (Commission File No. 001-11889) are incorporated by reference into this prospectus:

●
our Annual Report on Form 10-K and 10-K/A for the fiscal year ended September 30, 2019 that we filed with the SEC on December 16, 2019 and December 23, 2019;

●
our quarterly report on Form 10-Q for the period ended December 31, 2019 that we filed with the SEC on February 10, 2020;

●
our current reports on Form 8-K filed with the SEC on October 15, 2019, December 23, 2019, December 26, 2019, February 20, 2020, March 24, 2020 and April 17, 2020;

●
our Proxy Statement relating to our April 17, 2020 Annual Meeting of Shareholders; and

●
the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 2, 1996 and all amendments and reports updating that description.

CEL-SCI will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

CEL-SCI Corporation
8229 Boone Blvd., Suite 802
Vienna, Virginia 223l4
(703) 506-9460
Attention: Secretary

All documents filed with the Commission by CEL-SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used by CEL-SCI even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

CEL-SCI has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to CEL-SCI and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission’s internet site (www.sec.gov).

THE COMPANY

We are a clinical-stage biotechnology company focused on finding the best way to activate the immune system to fight cancer and infectious diseases. Our lead investigational therapy Multikine® (Leukocyte Interleukin, Injection) is currently in a pivotal Phase 3 clinical trial for patients who are newly diagnosed with advanced primary squamous cell carcinoma of the head and neck, for which we have received Orphan Drug Status from the U.S. Food and Drug Administration, or FDA. The study was fully enrolled with 928 patients in September 2016. The study’s primary end-point is a 10% increase in overall survival of patients between the two main comparator groups in favor of the group receiving the Multikine treatment regimen. The determination if the study’s primary end-point is met will occur when there are a total of 298 deaths in those two groups. If the primary end-point of this global study is achieved, we expect to use the results to support a Biologics License Application, or BLA, to the FDA for Multikine for neoadjuvant therapy in patients with squamous cell carcinoma of the head and neck, or SCCHN (hereafter also referred to as advanced primary head and neck cancer).

Our investigational immunotherapy, Multikine, is being used in a different way than cancer immunotherapy is usually used. It is given before standard of care surgery has been administered because that is when the immune system is thought to be strongest (i.e., as a neoadjuvant). It is also administered locally around the tumors and near the draining lymph node. For example, in the Phase 3 clinical trial, Multikine was given locally for three weeks, five days per week as a first line treatment before surgery, radiation and/or chemotherapy. The goal is to help the intact immune system kill the micro metastases that usually cause recurrence of the cancer. In short, we believe that local administration of this neoadjuvant therapy and administration before weakening of the immune system by surgery, chemotherapy and radiation will result in improved outcomes and better overall survival rates for patients suffering from head and neck cancer.

We are also developing a peptide-based immunotherapy as a vaccine for rheumatoid arthritis using our LEAPS technology platform, a product candidate for the potential treatment of pandemic influenza in hospitalized patients, and a product candidate to potentially treat the COVID-19 coronavirus. We were awarded a Phase 2 Small Business Innovation Research (SBIR) grant in the amount of $1.5 million from the National Institutes of Health (NIH) in September 2017. This grant will provide funding to allow us to advance our first LEAPS product candidate, CEL-4000, towards an Investigational New Drug (IND) application.

We were formed as a Colorado corporation in 1983. Our principal office is located at 8229 Boone Boulevard, Suite 802, Vienna, VA 22182. Our telephone number is 703-506-9460 and our website is www.cel-sci.com. We do not incorporate the information on our website into this Prospectus, and you should not consider it part of this Prospectus.

We make our electronic filings with the Securities and Exchange Commission (SEC), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports. These filings are available on our website free of charge as soon as practicable after they are filed or furnished to the SEC.

RECENT DEVELOPMENTS

The Independent Data Monitoring Committee (IDMC) for our Phase 3 clinical trial of Multikine announced on October 14, 2019 that it has completed its most recent review of the Phase 3 study data, which it performs periodically at regular intervals as required by our study protocol. The data from all 928 enrolled patients were provided to the IDMC by the clinical research organization (CRO) responsible for data management of this Phase 3 study.

The IDMC recommended that we continue the trial until the appropriate number of events have occurred.

IDMCs are committees commonly used by sponsors of clinical trials to protect the interests of the patients and the integrity of the study data in ongoing trials, especially when the trials involve patients with life threatening diseases, and when, as in cancer clinical trials, they extend over long periods of time. The continuation of our Phase 3 trial could be the result of factors other than Multikine and may not be indicative of a potential positive outcome for the trial.

We announced in March 2020 that we are developing an immunotherapy with the potential to treat the COVID-19 coronavirus using our patented LEAPS peptide technology and that we have signed a collaboration agreement with the University of Georgia’s Center for Vaccines and Immunology to develop LEAPS COVID-19 immunotherapy. The LEAPS peptides will utilize conserved regions of coronavirus proteins to stimulate protective cell mediated T cell responses and reduce viral load. The LEAPS peptide technology can be used to construct immunotherapeutic peptides that exhibit both antiviral and anti-inflammatory properties. Consequently, these products not only target the virus infection against which they are directed, but also elicit the appropriate protective response(s) against it. However, the development of this technology is in a preliminary stage and we do not have, at this point, sufficient data to submit to the FDA in order to obtain clearance to begin a Phase I clinical trial. There can be no assurance that our LEAPS technology will be successful in treating any disease.

In this prospectus, unless otherwise specified or the context requires otherwise, the terms “CEL-SCI,” the “Company,” “we,” “us” and “our” to refer to CEL-SCI Corporation. Our fiscal year ends on September 30.

OUR PRODUCT CANDIDATES

We are a clinical-stage biotechnology company dedicated to research and development directed at improving the treatment of cancer and other diseases by using the immune system, the body’s natural defense system. We are currently focused on the development of the following product candidates and technologies:

1.
Multikine, an investigational immunotherapy under development for the potential treatment of certain head and neck cancers;

2.
L.E.A.P.S. (Ligand Epitope Antigen Presentation System) technology, or LEAPS, with four investigational therapies, CEL-2000 and CEL-4000, vaccine product candidates under development for the potential treatment of rheumatoid arthritis, and LEAPS-H1N1-DC, a product candidate under development for the potential treatment of pandemic influenza in hospitalized patients, and LEAPS COVID-19, a product candidate under development to potentially treat the COVID-19 coronavirus.

FORWARD LOOKING STATEMENTS

This prospectus and the documents that are incorporated or deemed to be incorporated by reference into this prospectus, contain or incorporate by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify these forward-looking statements by forward-looking words such as “anticipates,” “believes,” “expects,” “intends,” “future,” “could,” “estimates,” “plans,” “would,” “should,” “potential,” “continues” and similar words or expressions (as well as other words or expressions referencing future events, conditions or circumstances). These forward-looking statements involve risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to:

●
the progress and timing of, and the amount of expenses associated with, our research, development and commercialization activities for our product candidates, including Multikine;

●
our expectations regarding the timing, costs and outcome of any pending or future litigation matters, lawsuits or arbitration proceedings;

●
the success of our clinical studies for our product candidates;

●
our ability to obtain U.S. and foreign regulatory approval for our product candidates and the ability of our product candidates to meet existing or future regulatory standards;

●
our expectations regarding federal, state and foreign regulatory requirements;

●
the therapeutic benefits and effectiveness of our product candidates;

●
the safety profile and related adverse events of our product candidates;

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our ability to manufacture sufficient amounts of Multikine or our other product candidates for use in our clinical studies or, if approved, for commercialization activities following such regulatory approvals;

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our plans with respect to collaborations and licenses related to the development, manufacture or sale of our product candidates;

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business disruption and related risks resulting from the recent pandemic of the novel coronavirus 2019 (COVID-19);

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our expectations as to future financial performance, expense levels and liquidity sources;

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our ability to compete with other companies that are or may be developing or selling products that are competitive with our product candidates;

●
anticipated trends and challenges in our potential markets;

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our ability to attract, retain and motivate key personnel;

●
our ability to continue as a going concern; and

●
our liquidity.

All forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement, the risk factors set forth under the heading “Risk Factors” and information elsewhere in this prospectus and in the documents incorporated or deemed to be incorporated by reference into this prospectus. The forward-looking statements contained in this prospectus and any document incorporated or deemed to be incorporated by reference in this prospectus, speak only as of their respective dates.  Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect new information, events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, the forward-looking events and circumstances described in this prospectus and the documents that are incorporated by reference into this prospectus may not occur and actual results could differ materially from those anticipated or implied in such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus supplement and in the documents we incorporate by reference, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K/A, as amended, for the fiscal year ended September 30, 2019 before making a decision about investing in our securities. The risks and uncertainties discussed below and in our Annual Report on Form 10-K/A for the fiscal year ended September 30, 2019 are not the only ones facing us. Additional risks and uncertainties not presently known to us may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to our Business

We face business disruption and related risks resulting from the recent pandemic of the novel coronavirus 2019 (COVID-19), which could have a material adverse effect on our business plan.

The development of our product candidates could be disrupted and materially adversely affected by the recent outbreak of COVID-19. As a result of measures imposed by the governments in affected regions, businesses and schools have been suspended due to quarantines intended to contain this outbreak. The spread of SARS CoV-2 from China to other countries has resulted in the Director General of the World Health Organization declaring COVID-19 a pandemic on March 11, 2020. International stock markets have reflected the uncertainty associated with the slow-down in the world economies. The significant declines in the Dow Industrial Average were largely attributed to the effects of COVID-19. We are still assessing our business plans and the impact COVID-19 may have on our ability to conduct our preclinical studies and clinical trials, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-019 or its consequences, including downturns in business sentiment generally. The extent to which the COVID-19 pandemic and global efforts to contain its spread will impact our operations will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the pandemic and the actions taken to contain or treat the COVID-19 pandemic.

Risks Related to this Offering

A provision in our Bylaws regarding shareholder claims may not be enforceable.

Article X of our bylaws provides that stockholder claims brought against us, or our officers or directors, including any derivative claim or claim purportedly filed on our behalf, must be brought in the U.S. District Court for the district of Delaware.

Although it is our intent that this provision applies to actions arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 there is uncertainty as to whether a court would enforce this provision since Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations under the Securities Act.

In addition, since this provision in our bylaws applies to state law claims there is uncertainty as to whether any court would enforce this provision.

Risks Related to our Common Stock

You may experience future dilution as a result of future equity offerings or other equity issuances.

We expect that significant additional capital will be needed in the future to continue our planned operations. To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock.   To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. These sales may result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

Our outstanding options and warrants may adversely affect the trading price of our common stock.

As of April 21, 2020, there were outstanding warrants which allow the holders to purchase 5,007,303 shares of common stock, with a weighted average exercise price of $8.35 per share, and outstanding options which allow the holders to purchase up to 8,757,068 shares of common stock, with a weighted average exercise price of $7.09 per share. The outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of the outstanding options and warrants. For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options and warrants will also dilute our ownership interests existing stockholders.

DILUTION

As of December 31, 2019, CEL-SCI’s net book value was approximately $0.18 per share. If the price paid for shares in this offering is greater than $0.18 per share, an investor will suffer dilution equal in amount to the difference between the price paid for the shares and CEL-SCI’s net tangible book value at the time of purchase.

USE OF PROCEEDS

All of the shares offered by this prospectus are being offered by certain owners of CEL-SCI’s common stock (the Selling Shareholders) and were issued by CEL-SCI in connection with CEL-SCI's employee stock option, bonus and compensation plans. None of the proceeds from this offering will be received by CEL-SCI. Expenses expected to be incurred by CEL-SCI in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through which they sell any of the Shares.

SELLING SHAREHOLDERS

CEL-SCI has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee compensation plans adopted by CEL-SCI. The employee compensation plans provide for the grant or issuance to selected employees of CEL-SCI and other persons of shares of CEL-SCI’s common stock or options to purchase shares of CEL-SCI’s common stock. Persons who received shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the “Selling Shareholders”.

CEL-SCI has adopted a number of Stock Option, Stock Bonus and Stock Compensation Plans. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the “Plans”.

Incentive Stock Option Plans. CEL-SCI has Incentive Stock Option Plans which authorize the issuance of shares of CEL-SCI’s Common Stock to persons that exercise options granted pursuant to the Plans. Only Company employees may be granted options pursuant to the Incentive Stock Option Plans.

Non-Qualified Stock Option Plans. CEL-SCI has Non-Qualified Stock Option Plans which authorize the issuance of shares of CEL-SCI’s Common Stock to persons that exercise options granted pursuant to the Plans. CEL-SCI’s employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction or for directly or indirectly promoting or maintaining a market for CEL-SCI’s securities. The option exercise price is determined on the date the option is granted.

Stock Bonus Plans. CEL-SCI has Stock Bonus Plans which allow for the issuance of shares of Common Stock to its employees, directors, officers, consultants and advisors. However bona fide services must be rendered by the consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction or for directly or indirectly promoting or maintaining a market for CEL-SCI’s securities.

Stock Compensation Plans. CEL-SCI’s Stock Compensation Plans provides for the issuance of shares of its common stock to officers, directors and employees of CEL-SCI, as well as consultants to CEL-SCI, that agree to receive shares of CEL-SCI’s common stock in lieu of all or part of the compensation owed to them by CEL-SCI. However, bona fide services must be rendered by consultants and the services must not be in connection with the offer or sale of securities in a capital-raising transaction or for directly or indirectly promoting or maintaining a market for CEL-SCI’s securities.

2014 Incentive Stock Bonus Plan. CEL-SCI’s 2014 Incentive Stock Bonus Plan provides for the issuance of shares of its common stock to officers, directors and employees of CEL-SCI when CEL-SCI reaches certain performance goals which are established from time to time by CEL-SCI’s board of directors. The primary purpose of the plan is to 1) align the interests of those CEL-SCI employees whose work is essential to CEL-SCI’s ability to commercialize its patented Multikine technology with those of CEL-SCI’s shareholders through performance based compensation and 2) to tie these key employees to CEL-SCI for the rest of the foreseeable drug development phase of Multikine.

On August 6, 2014 CEL-SCI’s board of directors granted stock awards (“Awarded Shares”) pursuant to the 2014 Incentive Stock Bonus Plan to the following officers of CEL-SCI (the “Grantees”):

Grantee	Awarded Shares (1)

Geert Kersten	232,000
Eyal Talor	124,000
Patricia Prichep	124,000
John Cipriano	64,000

(1)
The Awarded Shares (or a portion of the shares) will only be earned based upon the achievement of certain significant milestones leading to the commercialization of CEL-SCI’s Multikine technology or significant increases in the market price of CEL-SCI’s common shares.

Upon the achievement of the following performance goals, a percentage of the Awarded Shares will be earned by the Grantees and will no longer be subject to being forfeited to CEL-SCI.

i.
Upon either (a) the enrollment of 350 patients in the Phase 3 head and neck cancer study or (b) the closing price of a share of CEL-SCI’s common stock on the primary exchange on which such common stock is then traded exceeds $87.50 for ten consecutive trading days, each Grantee shall earn 25% of the Awarded Shares.

ii.
Upon either (a) the full enrollment of patients in the Phase 3 head and neck cancer study or (b) the start of a pivotal clinical trial for Multikine (the "Proprietary Technology") in a disease indication other than head and neck cancer or (c) the closing price of a share of CEL-SCI’s common stock on the primary exchange on which the common stock is then traded exceeds $150.00 for ten consecutive trading days, each Grantee will earn 50% of the Awarded Shares, less any of the Awarded Shares previously earned.

iii.
Upon either (a) the end of the Phase 3 head and neck cancer study or any other pivotal study involving CEL-SCI’s proprietary technology, or (b) the closing price of a share of CEL-SCI’s common stock on the primary exchange on which the common stock is then traded exceeds $225.00 for ten consecutive trading days, each Grantee will earn 75% of the Awarded Shares, less any of the Awarded Shares previously earned.

  iv.
Upon either (a) the filing of the first marketing application for any pharmaceutical based upon CEL-SCI’s proprietary technology in the USA, Canada, UK, Germany, France, Italy, Spain, Japan, or Australia, or (b) the closing price of a share of CEL-SCI’s common stock on the primary exchange on which the common stock is then traded exceeds $300.00 for ten consecutive trading days, each Grantee will earn 100% of the Awarded Shares, less any of the Awarded Shares previously earned.

The stock price per share will be proportionately adjusted in the event of any stock splits, stock dividends; recapitalizations or similar events.

The Grantees may not sell, convey, transfer, pledge, encumber or otherwise dispose of the Awarded Shares until the shares are earned.

 The Grantees will forfeit and return to CEL-SCI all Awarded Shares that have not been earned as of August 5, 2024.

Notwithstanding the above, upon the occurrence of a Level One Change in Control, all Awarded Shares which have not previously been earned will vest and all restrictions pertaining to the Awarded Shares (other than as may be provided by applicable securities laws) which have not previously been earned will lapse. Upon the occurrence of a Level Two Change in Control, if during the period commencing on the date that is 12 months prior to the occurrence of the Level Two Change in Control and ending on the date that is 48 months following the Level Two Change in Control, the Grantee's employment with the Company is terminated, other than for Cause, or the Grantee terminates his or her employment on account of Good Reason, all Awarded Shares will vest and all restrictions pertaining to the Awarded Shares (other than as may be provided by applicable securities laws) will lapse.

(i)
A Level One Change in Control will occur upon (a) the acquisition by any individual, entity or group of beneficial owners (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 50% or more of either (1) the then outstanding shares of the common stock of CEL-SCI, or (2) the combined voting power of the then outstanding voting securities of CEL-SCI entitled to vote in the election of directors or (b) a majority of the Board consists of persons who were not nominated or appointed in the first instance by the Board.

(ii)
A Level Two Change in Control will occur upon acquisition by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 20% or more of either (1) the then outstanding shares of CEL-SCI’s common stock, or (2) the combined voting power of CEL-SCI’s then outstanding voting securities entitled to vote in the election of directors.

(iii)
Cause means (a) conviction of, or pleas of nolo contendere, by the Grantee for a felony or dishonesty while performing his employment duties, (b) a Grantee's violation of any non-competition, non-solicitation, confidentiality or other restrictive covenant agreement applicable to the Grantee or (c) the Grantee's continued failure to materially carry out his or her duties as an employee which failure has not been cured within 30 days after the Grantee receives written notice of such failure.

(iv)
Good Reason means (a) a reduction in compensation (including benefits) of the Grantee or (b) the Grantee being assigned any duties which are materially inconsistent with the duties of the Grantee immediately prior to the occurrence of the Level Two Change in Control or (c) the office at which the Grantee performs his or her duties is more than 10 miles from the office at which the Grantee performed his or her duties immediately prior to the occurrence of the Level Two Change in Control.

Summary. The following lists, as of April 21, 2020, the options and shares granted pursuant to the Plans. Each option represents the right to purchase one share of CEL-SCI's common stock.

Name of Plan	Total Shares Reserved Under Plans	Shares Reserved for Outstanding Options	Shares Issued as Stock Bonus/ Compensation	Remaining Options/Shares Under Plans
Incentive Stock Option Plans	138,400	89,895	N/A	213
Non-Qualified Stock Option Plans	9,987,200	8,667,173	N/A	1,172,146
Stock Bonus Plans	783,760	N/A	339,076	444,651
Stock Compensation Plans	634,000	N/A	150,695	464,895
2014 Incentive Stock Bonus Plan	640,000	N/A	616,500	23,500

Shares issuable upon the exercise of options granted to CEL-SCI’s officers and directors pursuant to its stock option plans, as well as shares issued pursuant to CEL-SCI’s stock bonus plans, are being offered by means of this Prospectus. The following table lists the shareholdings of CEL-SCI’s officers and directors and the shares offered by means of this prospectus as of April 21, 2020.

		Number of Shares Being Offered
Name of Selling Shareholder	Number of Shares Owned	Option Shares (2)	Bonus Shares(1)	Stock Compensation Shares	Number of shares which will be owned on completion of the Offering	Percent of Class
Geert R. Kersten	1,119,525(3)	592,000	116,000	--	1,119,525	2.99%
Patricia B. Prichep	205,592	288,000	62,000	--	205,592	*
Eyal Talor, Ph.D.	118,695	288,000	62,000	--	118,695	*
Daniel H. Zimmerman, Ph.D.	114,683	160,000	--	--	114,683	*
John Cipriano	83,108	160,000	32,000	--	83,108	*
Peter R. Young, Ph.D.	22,014	128,000	--	--	22,014	*
Bruno Baillavoine	3,923	128,000	--	--	3,923	*
Robert Watson	2,381	128,000	--	--	2,381	*

* Less than 1%.

(1)
Includes shares awarded pursuant to CEL-SCI’s 2014 Incentive Stock Bonus Plan that have not vested.

(2)
Represents shares issued or issuable upon exercise of stock options. The options held by CEL-SCI’s officers and directors are exercisable at prices of between $1.59 and $172.50 per share.

(3)
Includes shares held in trusts for the benefit of Mr. Kersten’s children, and shares held in the de Clara Trust, for which Mr. Kersten is a beneficiary.

Mr. Kersten is an officer and director of CEL-SCI. Dr. Young, Mr. Baillavoine and Mr. Watson are directors of CEL-SCI. The other persons in the foregoing table are officers of CEL-SCI.

CEL-SCI has filed with the Commission under the Securities Act of 1933 a Form S-8 registration statement of which this prospectus forms a part with respect to the resale of the shares from time to time in the public market or in privately negotiated transactions.

PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the public market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/dealer may be in excess of customary compensation).

The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

CEL-SCI has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. CEL-SCI has also advised each Selling Shareholder that in the event of a “distribution” of the shares owned by the Selling Shareholder, such Selling Shareholder, any “affiliated purchasers”, and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is completed. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". CEL-SCI has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with the sale of the Shares by any Selling Shareholder.

DESCRIPTION OF SECURITIES

Common Stock

CEL-SCI is authorized to issue 600,000,000 shares of common stock, (the "common stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding shares of common stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by CEL-SCI. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Article X of CEL-SCI’s bylaws provides that stockholder claims brought against CEL-SCI, or its officers or directors, including any derivative claim or claim purportedly filed on its behalf, must be brought in the U.S. District Court for the district of Delaware.

Although it is CEL-SCI’s intent that this provision applies to actions arising under the Securities Act of 1933 and the Securities Exchange Act of 1934, there is uncertainty as to whether a court would enforce this provision since Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations under the Securities Act.

In addition, since this provision in CEL-SCI’s bylaws applies to state law claims, there is uncertainty as to whether any court would enforce this provision.

Preferred Stock

CEL-SCI is authorized to issue up to 200,000 shares of preferred stock. CEL-SCI's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of CEL-SCI. As of the date of this prospectus no shares of preferred stock were outstanding.

Rights Agreement

In November 2007, CEL-SCI declared a dividend of one Series A Right and one Series B Right, or collectively the Rights, for each share of CEL-SCI’s common stock which was outstanding on November 9, 2007.  When the Rights become exercisable, each Series A Right will entitle the registered holder, subject to the terms of a Rights Agreement, to purchase from CEL-SCI one share of CEL-SCI’s common stock at a price equal to 20% of the market price of CEL-SCI’s common stock on the distribution date, although the price may be adjusted pursuant to the terms of the Rights Agreement.  If after a person or group of affiliated persons has acquired 15% or more of CEL-SCI’s common stock or following the commencement of a tender offer for 15% or more of CEL-SCI’s outstanding common stock (i) CEL-SCI is acquired in a merger or other business combination and CEL-SCI is not the surviving corporation, (ii) any person consolidates or merges with CEL-SCI and all or part of CEL-SCI’s common shares are converted or exchanged for securities, cash or property of any other person, or (iii) 50% or more of CEL-SCI’s consolidated assets or earning power are sold, proper provision will be made so that each holder of a Series B Right will thereafter have the right to receive, upon payment of the exercise price of $100 (subject to adjustment), that number of shares of common stock of the acquiring company which at the time of such transaction has a market value that is twice the exercise price of the Series B Right.

The description and terms of the Rights are set forth in a Rights Agreement between the Company and Computershare Trust Company, N.A., as Rights Agent.

Distribution of Rights

Initially, stockholders will not receive separate certificates for the Rights as the Rights will be represented by outstanding common stock certificates. Until the exercise date, the Rights cannot be bought, sold or otherwise traded separately from the common stock. Certificates for common stock will carry a notation that indicates that Rights are attached to the common stock and incorporate the terms of the Rights Agreement.

Separate certificates representing the Rights will be distributed as soon as practicable after the earliest to occur of:

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15 business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of CEL-SCI’s outstanding common stock, or

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15 business days (or such later date as may be determined by action of CEL-SCI’s board of directors prior to such time as any person or group of affiliated persons has acquired 15% or more of CEL-SCI’s common stock) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock.

The earlier of such dates described above is called the “distribution date.”

Until the distribution date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the Rights will be mailed to holders of record of the common stock as of the close of business on the distribution date, and such separate right certificates alone will evidence the Rights.

 Exercise and Expiration

The holders of the Rights are not required to take any action until the Rights become exercisable. The Rights are not exercisable until the distribution date.  Holders of the Rights will be notified by CEL-SCI that the Rights have become exercisable.  The Rights will expire on October 30, 2020, unless the expiration date is extended or unless the Rights are earlier redeemed by CEL-SCI as described below.

Redemption

At any time prior to the distribution date, CEL-SCI’s board of directors may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right. Subject to the foregoing, the redemption of the Rights may be made effective at such time, on such basis and with such conditions as CEL-SCI’s board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only entitlement of the holders of Rights will be to receive the redemption price.

Exchange Option

At any time after a person or group of affiliated persons has acquired 15% or more of CEL-SCI’s common stock or following the commencement of a tender offer for 15% or more of CEL-SCI’s outstanding common stock, and prior to the acquisition by such person of 50% or more of the outstanding common stock, CEL-SCI’s board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock per Right (subject to adjustment).

Transfer Agent

Computershare Trust Company, Inc., of Denver, Colorado, is the transfer agent for CEL-SCI's common stock.